Exhibit 99.01

Contact:

Deanne Eagle - Media Relations	917.837.5866
Susan Roush - Investor Relations	818.222.8330

NEURALSTEM REPORTS THIRD QUARTER FINANCIAL RESULTS
AND PROVIDES BUSINESS AND CLINICAL UPDATE

ROCKVILLE, Maryland, November 9, 2011–Neuralstem, Inc. (NYSE Amex: CUR)  reported its financial results for the three months and nine months period ended September 30, 2011 and provided a business and clinical update.

 “The Company reached major milestones in both of our Clinical programs in the third Quarter: advancing our cell therapy program in ALS into the cervical phase of transplantations, and completing dosing of subjects in our Phase Ia drug trial for treating major depressive disorder. We also launched our first oncology program, funded by the Department of Defense,” said Karl Johe, PhD, Neuralstem Chairman and Chief Scientific Officer. “The goal of our programs is to create cell therapies that will slow down, stabilize, or reverse functional deficits in diseases of the central nervous system. The primary and secondary endpoint data from our first 12 ALS patients demonstrated the feasibility and safety of transplanting our neural stem cells in the lumbar region of the spinal cord, and was presented by Principal Investigator Dr. Eva Feldman at the American Neurological Association’s annual meeting in September. This data has since paved the way for approval by the FDA to advance to the final stage of the Phase I ALS clinical trial at Emory. The six remaining patients will be the first in the U.S. approved to receive intraspinal injections in the cervical spinal cord area. While we are very encouraged by the early findings from the lumbar injections, the cervical area segments of the spinal cord are responsible for muscles controlling breathing. We believe that delivery of our cells to this region holds the greatest promise for improving the quality of life, and the extension of life for ALS patients.”

Dr. Johe continued, “Our small molecule drug program also made significant progress. The healthy volunteer Phase Ia trial for NSI-189/major depressive disorder (MDD) has completed dosing, and we saw no drug-related adverse effects in any of the patients, at any of the doses.  We will be submitting the data to the FDA and hope to have approval of the Ib trial in patients with MDD later this year. The Company also initiated our first oncology program. We are working with our collaborators at Loma Linda Medical University in California in a DOD-funded project to develop our patented human neural stem cell technology for the treatment of cancerous brain tumors. We are engineering our cells to attack brain cancer in multiple ways, acting as delivery vehicles for anti-cancer therapeutics. Our goal is to have a therapeutic product ready to submit to the FDA by the end of the fourth year of the program (2015).

“Internationally, we are focusing efforts on the chronic motor disorders from stroke program in the People’s Republic of China. This will be the first trial where our neural stem cells will be injected directly into the brain. We expect to commence the first trial there in the first half of 2012.”

Richard Garr, Neuralstem’s President and CEO commented: “We continue to add to our intellectual property holdings with the recent granting of a U.S. patent allowance for ‘Compositions to Effect Neuronal Growth,’ which covers both structure and method claims for inducing neurogenesis and the growth of new neurons, for our stable of neurogenic compounds including NSI-189. Further, we received an important notice of patent allowance for the breakthrough spinal cord delivery platform which has been used so successfully to date in the ALS trial, and was developed by our ALS Phase I trial surgeon, Dr. Nicholas Boulis. The Company is the exclusive worldwide licensee of this device. We expect our device to become the industry standard, for both the biotech/healthcare industry as well as the research community, for injecting therapies into the spinal cord.

“We continue to operate with a capital-efficient business model in a challenging economic environment,” Mr. Garr continued. “Our plan for the year ahead is to focus almost exclusively on the two ongoing U.S. clinical trials and our upcoming stroke program in China through our wholly owned subsidiary, Neuralstem China, (Suzhou Neuralstem Biopharmaceutical Company, Ltd.). Further, we believe that the substantial clinical progress made in both the cell therapy and small molecule divisions means that we have brought these programs to a point where serious consideration can be given to bringing in partners for product development and commercialization.”

Clinical Program and Business Highlights

Cellular Therapy: Phase I Clinical Trial in ALS (amyotrophic lateral sclerosis, or Lou Gehrig’s disease) at Emory University

• In October, it was reported that the Food and Drug Administration (FDA) had granted approval for the Phase I ALS trial to advance to the final two cohorts of patients, all of whom will receive unilateral injections in the cervical (upper) region of the spine. This is the first time the FDA has approved intraspinal injections in the cervical region, and follows transplantations in the lumbar (lower back) region of the first 12 patients which were shown to be safe. As reported by the clinical trial investigative and surgical team of Drs. Eva Feldman, Jonathan D. Glass, and Nicholas M. Boulis: “the ultimate goal… of prolongation of life for patients with ALS will require therapeutic intervention at the level of the cervical spinal motor neurons affecting respiratory function.”

• In September, the trial’s principal investigator Eva Feldman, MD, PhD, presented interim data of the Phase 1 safety trial of Neuralstem’s human spinal cord stem cells in ALS on the first 12 patients at the American Neurological Association’s (ANA) annual meeting. Dr. Feldman, who is also Director of the A. Alfred Taubman Medical Research Institute, the Director of Research of the ALS Clinic at the University of Michigan Health System and the incoming ANA President, presented the data following the trial’s Safety Monitoring Board’s unanimous approval to advance to transplantations in the cervical region. To view the primary and secondary endpoint data presented, see the presentation poster under “Patient Resources” at http://www.neuralstem.com/cell-therapy-for-als .

NSI-189: Phase I Clinical Trial in Major Depressive Disorder

• In October, Neuralstem announced that it had completed Phase Ia in the ongoing safety trial to test its neuroregenerative small molecule drug, NSI-189, in the treatment of major depressive disorder (MDD). The Company reported that the Phase Ib trial will test the safety and tolerability of escalating doses of daily administration of NSI-189 for 28 days in depressed patients. It was further reported that NSI-189, the lead compound in Neuralstem’s neuroregenerative small molecule drug program, may reverse the human hippocampal atrophy seen in MDD and other disorders. NSI-189 stimulated neurogenesis of human hippocampus-derived neural stem cells in-vitro, and, in mice, NSI-189 stimulated neurogenesis in the hippocampus and increased its volume.

• In the third Quarter, Neuralstem’s NSI-189 Phase Ia trial advanced to its final cohort, as anticipated in a June announcement. The Phase Ia dosing tested safety and tolerability in healthy volunteers.

Cellular Therapy: Brain Cancer Research Program, in collaboration with Loma Linda Medical University

• In August, Neuralstem was selected as the principal subcontractor under a U.S. Department of Defense contract to develop its human neural stem cell technology for the treatment of cancerous brain tumors, in collaboration with Principal Investigator John Zhang, MD, PhD, Professor of Neurosurgery, Loma Linda University, in California. The contract award is $1.6 million for the first year of the project, of which Neuralstem will receive $625,000. In this new approach to oncology, the neural stem cells will be engineered to attack brain cancer in three ways: by expressing an antibody known to suppress tumor growth; by expressing an enzyme that selectively kills tumor cells; and by expressing an antiangiogenic protein that will starve the tumors by preventing the formation of the blood vessels that feed them.

Corporate News

• In October, the Company reported that it had received a notice of allowance from the U.S. Patent and Trademark Office for patent application 12/418,170 pertaining to a “Spinal Platform and Method for Delivering a Therapeutic Agent to a Spinal Cord Target.” Neuralstem is the exclusive worldwide licensee of this device from the Cleveland Clinic Foundation, where it was developed by ALS trial surgeon Nicholas Boulis, MD, formerly of the Cleveland Clinic, now at Emory University.  It was noted that the outstanding safety profile of this device used for injecting therapies into the spinal cord has been demonstrated with the first 12 patients of the Company’s ongoing ALS trial.

• In October, the Company announced it had received patent allowance for U.S. Patent 8,030,492, entitled: “Compositions to Effect Neuronal Growth.”  The claims covered by the patent include both structure and method claims for inducing neurogenesis and the growth of new neurons, both in-vitro and in-vivo.

• In September, it was announced that Neuralstem’s President and CEO, Richard Garr, presented an update on the ALS clinical trial at Emory University, at two financial conferences: the 2011 Stifel Nicolaus Annual Healthcare Conference and 2011 Rodman & Renshaw Annual Healthcare Conference.

• In July, the Company announced receiving notice of allowance in June for U.S. Patent Applications 12/939,897 and 12/939,914 entitled: “Compositions to Effect Neuronal Growth,” and a patent covering the transplantation of human neural cells for the treatment of neurodegenerative conditions from the Russian Federation.

Third Quarter and Nine Months Financial Results

Cash and cash equivalents at September 30, 2011 totaled $4,195,471 compared with $9,261,233 at December 31, 2010.  The decrease in our cash and cash equivalents for the nine months ended September 30, 2011, compared to the same period in 2010 was primarily attributable to a major financing completed at the end of June 2010 with no comparable financing transaction in 2011.

For the third quarter of 2011, the Company reported a net loss of $3,211,604 or $0.07 per share, compared with a net loss of $3,930,239 or $0.09 per share, for the comparable period in 2010. The decrease in the net loss was due to a reduction of non-cash stock based compensation expense of approximately $423,000, a reduction in legal fees of approximately $232,000 and recognition of approximately $103,000 in revenue (no revenue was recognized for the third quarter 2010.)

For the nine months ended September 30, 2011, the Company reported a net loss of $9,962,131 or $0.21 per share, compared with a net loss of $15,648,540 or $0.37 per share for the comparable period in 2010.  The reduction in the net loss was primarily due to the elimination of derivative warrant accounting which represented approximately $4,105,000 of the reduction in the net loss. The net loss was also affected by a decrease of approximately $1,068,000 in stock based compensation expense, a decrease of approximately $282,000 in legal fees and recognition of approximately $103,000 in revenue (no revenue was recognized for the nine months ended September 30, 2010.)

For the nine months ended September 30, 2011, cash used in operating activities totaled  $6,314,028 compared with $7,231,609 for the comparable period in 2010. The decrease of  $917,581 or 12.7% was primarily attributable to reduction in legal fees and decreased use of outside consultants which was partly offset by an increase in equipment purchases and capitalized patent filing fees.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its cell therapy platform, including spinal cord injury, ischemic spastic paraplegia, chronic stroke, and Huntington's disease. The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has completed an FDA-approved Phase Ia safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depression, and expects to receive Phase Ib trial approval in the fall.  Additional indications could include schizophrenia, Alzheimer's disease and bipolar disorder.

For more information, please go to www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2010 and the  quarterly report on Form 10-Q for the period ended September 30, 2011.

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Neuralstem, Inc.

Balance Sheets

	September 30,	December 31,
	2011	2010
	(Unaudited)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,195,471	$9,261,233
Prepaid expenses	653,854	246,887
Other current assets	-	322,127

Total current assets	4,849,325	9,830,247

Property and equipment, net	312,339	200,084
Intangible assets, net	658,411	500,154
Other assets	68,655	60,875

Total assets	$5,888,730	$10,591,360

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$1,394,030	$1,032,931
Deferred revenue	52,833	-
Accrued bonus expense	539,548	453,240
Fair value of warrant obligations	-	1,250,839

Total current liabilities	1,986,411	2,737,010

Total liabilities	1,986,411	2,737,010

STOCKHOLDERS' EQUITY

Preferred stock, 7,000,000 shares authorized, zero shares issued and outstanding	-	-
Common stock, $0.01 par value; 150 million shares authorized, 48,682,118 and 46,897,529 shares outstanding in 2011 and 2010 respectively	486,821	468,975
Additional paid-in capital	99,331,760	93,339,506
Accumulated deficit	(95,916,262)	(85,954,131)
Total stockholders' equity	3,902,319	7,854,350

Total liabilities and stockholders' equity	$5,888,730	$10,591,360

Neuralstem, Inc.

Statements of Operations
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010

Revenues	$103,417	$-	$103,417	$-

Operating expenses:
Research and development costs	2,124,204	2,112,299	5,948,603	6,625,939
General and administrative expenses	1,137,995	1,769,013	4,433,703	5,007,662
Depreciation and amortization	64,285	42,333	149,548	101,996
Total operating expenses	3,326,484	3,923,645	10,531,854	11,735,597
Operating loss	(3,223,067)	(3,923,645)	(10,428,437)	(11,735,597)

Nonoperating income (expense):
Litigation settlement	-	-	250,000	-
Interest income	11,463	17,406	54,497	32,869
Interest expense	-	(465)	-	(2,585)
Warrant issuance and modification expense	-	-	-	(1,906,800)
Gain (loss) from change in fair value adjustment of warrant obligations	-	(23,535)	161,809	(2,036,427)
Total nonoperating income (expense)	11,463	(6,594)	466,306	(3,912,943)

Net loss attributable to common shareholders	$(3,211,604)	$(3,930,239)	$(9,962,131)	$(15,648,540)

Net loss per share - basic and diluted	$(0.07)	$(0.09)	$(0.21)	$(0.37)

Weighted average common shares outstanding - basic and diluted	48,488,432	46,163,905	48,225,452	42,412,419